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                              EXHIBIT B

                   MEMORANDUM TO BOARD OF DIRECTORS

                                                       August 20, 1997


VIA FACSIMILE
-------------

Memorandum to the Board of Directors of Presidio Capital Corp. ("PCC")



               This letter is sent to you on behalf of Angelo, Gordon & Co., L.P. ("Angelo, Gordon") and MH Davidson & Company ("MH Davidson") and their respective managed funds and accounts, beneficial owners of more than a majority of all the shares of PCC not held by Control Parties.

               As you are aware, pursuant to Article 79A of the Memorandum of Association (the "Memorandum") of PCC, "so long as at least 15% of all shares of the Company are beneficially owned by persons who are not Control Parties, at least two directors shall at all times be elected by, and subject to removal only by, a majority vote of such persons."

               We understand that pursuant to a letter, dated July 29, 1997, from Cahill Gordon & Reindel to PCC's shareholders, Presidio Holding Company, LLC ("PHC") has taken action by resolution to remove the existing Class A directors as of September 2, 1997 and to appoint their successors.

               Angelo, Gordon and MH Davidson and their respective managed funds and accounts, as the beneficial owners of more than a majority of all the shares of PCC not held by Control Parties, hereby request, in accordance with Article 79A of the Memorandum, that Jeffrey H. Aronson and Thomas L. Kempner be appointed as directors of PCC effective as of the date hereof or as promptly as practicable hereafter in accordance with the Memorandum and applicable law.

               Please advise the undersigned as to when this appointment shall become effective.


                                             Very truly yours,

                                             Angelo, Gordon & Co., L.P.


                                             By:  /S/ JEFFREY H. ARONSON
                                                  ------------------------------
                                                  Jeffrey H. Aronson


                                             MH Davidson & Company


                                             By:  /S/ MICHAEL J. LEFFELL
                                                  ------------------------------
                                                  Michael J. Leffell
                                                  General Partner




cc:  Edward Sheetz
     Charles E. Davidson